UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current  Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2002

STAGE II APPAREL CORP.

(Exact name of registrant as specified in its charter)

New York	1-9502	13-3016967
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1385 Broadway

New York, New York

10018

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 840-0880

Item 5.   Other Events

On January 22, 2002, Stage II Apparel Corp. (the “Company”) filed a complaint in the United States District Court for the Southern District of New York against Alpha Omega Group, Inc. (“AOG”), its principal, Michael Lauer, and its financial adviser, Capital Research, Ltd. (“Capital”), as well as two of Capital’s principals, Bruce D. Cowen and James T. Kelly.  The lawsuit seeks damages arising from AOG’s failure to perform its obligations under its Stock Purchase Agreement with the Company dated as of August 23, 2001 (the “Purchase Agreement”).  The Company is also seeking damages in the suit for securities fraud and tortious interference with its contract rights.

The Purchase Agreement provided for AOG’s purchase of 30 million shares of the Company’s common stock for $1.5 million and Capital’s receipt of an additional 2.1 million shares as a fee for its participation in structuring the transaction.  The closing under the Purchase Agreement was subject to customary conditions, including approval of the contemplated transactions by the Company’s shareholders and approval of its additional listing application for the new shares by the American Stock Exchange (the “AMEX”).

The Company’s shareholders approved the transactions contemplated by the Purchase Agreement at a special meeting on December 27, 2001.  The AMEX did not take any action on the additional listing application, however, due to the failure by Capital and its principals to resolve issues raised by the AMEX about Mr. Kelly, whose involvement in Capital had not been disclosed to the Company.  On January 9, 2002, AOG purported to terminate the Purchase Agreement based on the Company’s alleged inability to obtain AMEX approval for the additional listing application.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAGE II APPAREL CORP

Date: February 13, 2002	By: /s/ Richard Siskind
Richard Siskind
Chief Executive Officer
(Duly Authorized Officer)
(Principal Executive Officer)